Exhibit 99.1

Alcentra Capital Corporation Announces Successful Completion of $40 million Unsecured Note Offering

NEW YORK— April 16, 2015 (BUSINESS WIRE) – Alcentra Capital Corporation (NASDAQ Global Select Market: “ABDC”) (“Alcentra”) announced today that Alcentra has successfully completed the issuance of $40 million in aggregate principal amount of unsecured notes (the “Notes”). The Notes have maturities from five to seven years and a weighted average interest rate of 6.38%. Approximately 85% of the Notes were purchased by institutional investors, with the remainder purchased by retail investors. Net proceeds from the issuance of the Notes will be used to reduce outstanding borrowings on Alcentra’s revolving credit facility.

“We are excited to welcome a new group of investors as part of our investor base and appreciate the support provided by the institutional investors that participated in our Note offering,” said Paul Echausse, CEO and President of Alcentra Capital Corporation.

About Alcentra Capital Corporation

Alcentra (www.alcentracapital.com) is an externally-managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Alcentra’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in lower middle-market companies in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investments. Alcentra’s investment activities are managed by its investment adviser, Alcentra NY, LLC.

About Alcentra NY, LLC

Alcentra NY, LLC is part of BNY Alcentra Group Holdings, Inc. (“Alcentra Group”), one of the world’s leading sub-investment grade credit asset managers focusing on the U.S. and European markets. Alcentra Group has an investment track record that spans across more than 75 separate investment funds totaling approximately $22 billion (including accounts managed by Alcentra NY, LLC, Alcentra Ltd, and assets managed by Alcentra Group personnel for affiliates under dual officer arrangements.)

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements,” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. Alcentra undertakes no duty to update any forward-looking statement made herein except as required by law. All forward-looking statements speak only as of the date of this press release.

Contacts

Paul Echausse

Chief Executive Officer and President

212- 922-8960

paul.echausse@alcentra.com

Ellida McMillan
Chief Accounting Officer

212- 922- 6644

ellida.mcmillan@alcentra.com